UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     February 21, 2008

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3200
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On February 21, 2008, Cano Petroleum, Inc. (“Cano”) executed financial contracts for commodity derivatives consisting of price floors and corresponding price ceilings, commonly referred to as “collars,” that cover approximately 75% of its anticipated production volumes attributable to its proved producing reserves for the three year period beginning April 1, 2008.  These commodity derivatives are in addition to the commodity derivatives that were described in the Quarterly Report on Form 10-Q for the quarter-ended December 31, 2007.  The commodity derivatives are shown in greater detail below:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
4/1/08 - 12/31/08	$80.00	$117.50	367	$7.75	$11.40	1,867	678
1/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578

4/1/08 - 12/31/08	$85.00	$110.60	267	$8.00	$10.90	1,233	472
1/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

Cano executed the commodity derivatives contracts with Union Bank of California, N.A. (“UBOC”).  UBOC is the lead lender on Cano’s credit agreement, which has a current borrowing base of $60 million.  Cano’s objective is to reduce its exposure to commodity price risk associated with its crude oil and natural gas production.  By achieving this objective, Cano seeks to protect the outstanding debt amounts and maximize the funds available under the credit agreement, which helps support its annual capital budgeting and expenditure plans.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: February 21, 2008
	By:	/s/ Morris B. Smith
Morris B. Smith
Senior Vice President and
Chief Financial Officer